News	UNIT CORPORATION
8200 South Unit Drive, Tulsa, Oklahoma, 74132
Telephone 918 493-7700, Fax 918 493-7711

Contact:	Rene Punch
Investor Relations
(918) 493-7700
www.unitcorp.com
For Immediate Release…
July 22, 2022

UNIT CORPORATION REPORTS PRELIMINARY SECOND QUARTER RESULTS

Tulsa, Oklahoma . . . Unit Corporation (OTC Pink: UNTC) (Company) today reported preliminary and unaudited selected financial and operational highlights for the three months ended June 30, 2022.

Second Quarter Results

Net income (loss) attributable to Unit Corporation for the three months ended June 30, 2022 is expected to be $80.1 million, or $7.82 per diluted share, compared to $(13.0) million, or $(1.09) per diluted share, for the three months ended June 30, 2021. Total revenues for the three months ended June 30, 2022 is expected to be $134.6 million, compared to $134.1 million for the three months ended June 30, 2021.

For the six months ended June 30, 2022, net income (loss) attributable to Unit Corporation is expected to be $33.2 million, or $3.25 per diluted share, compared to $(14.9) million, or $(1.25) per diluted share, for the six months ended June 30, 2021. Total revenues for the six months ended June 30, 2022 is expected to be $322.9 million, compared to $255.0 million for the six months ended June 30, 2021.

Philip B. Smith, the Company’s Chairman and Chief Executive Officer, commented, “We are pleased with our quarterly results and excited about future opportunities given the recent decision to terminate our upstream sales process. With a June 30, 2022 cash balance in excess of $115 million augmented by proceeds received in July from the sale of our Gulf Coast oil and gas properties, zero long-term debt, full utilization of our BOSS rig fleet, and an attractive inventory of upstream development opportunities, we are poised to further create and return substantial value to our shareholders. Given the Company’s growing cash balance, the Company is currently updating its calculation of tax earnings and profits. This will be important information which can be used by the Board in implementing any future plan for return of cash via dividends and distributions to the shareholders in a tax efficient manner.”

The Company has not yet completed its reporting process for the three months ended June 30, 2022. The preliminary results presented herein are based on its reasonable estimates and the information available to it at this time. As such, the Company's actual results may materially vary from the preliminary results presented herein and will not be finalized until the Company reports its final results for the three and six months ended June 30, 2022 after the completion of its normal quarter end accounting procedures and the execution of its internal controls over financial reporting. In addition, any statements regarding the Company's estimated financial performance for the three and six months ended June 30, 2022 do not present all information necessary for an understanding of the Company's financial condition and results of operations as of and for the three and six months ended June 30, 2022. Our independent registered public accounting firm has not audited, compiled, performed any procedures on, or reviewed the preliminary financial data, and accordingly does not express an opinion or any other form of assurance with respect to the preliminary financial data. We plan to report our full results for the three months ended June 30, 2022 on or before August 15, 2022.

Operational highlights for the oil and natural gas and contract drilling segments during three and six months ended June 30, 2022 and 2021 include:

	Three Months Ended June 30,		Percent Change	Six Months Ended June 30,		Percent Change
	2022	2021		2022	2021
	(In thousands unless otherwise specified)
Oil and Natural Gas:
Avg. oil price (Bbl)	$56.28	$48.38	16%	$58.23	$47.82	22%
Avg. oil price excl. derivatives (Bbl)	$110.29	$64.38	71%	$100.03	$60.12	66%
Avg. NGLs price (Bbl)	$34.72	$17.95	93%	$33.82	$17.95	88%
Avg. NGLs price excl. derivatives (Bbl)	$34.72	$17.95	93%	$33.82	$17.95	88%
Avg. natural gas price (Mcf)	$4.24	$2.98	42%	$3.78	$2.87	32%
Avg. natural gas price excl. derivatives (Mcf)	$6.62	$3.00	121%	$5.60	$2.86	96%
Oil production (MBbls)	309	389	(21)%	714	801	(11)%
NGL production (MBbls)	620	662	(6)%	1,233	1,303	(5)%
Natural gas production (MMcf)	6,821	7,543	(10)%	13,336	14,946	(11)%

Contract Drilling:
Average drilling rigs in use	16.3	10.0	63%	15.9	9.7	64%
Drilling rigs available (end of the period)	21	21	—%	21	21	—%
Average dayrate on daywork contracts	$21,285	$18,269	17%	$20,555	$18,200	13%

Divestiture Program and Borrowing Base Reduction

The Company initiated an asset divestiture program at the beginning of 2021 to sell certain non-core oil and gas properties and reserves (the “Divestiture Program”). On October 4, 2021, the Company announced that it was expanding the Divestiture Program to now include the potential sale of additional properties, including up to all of UPC’s oil and gas properties and reserves, and on January 20, 2022, the Company announced that it had retained a financial advisor and launched the process. On June 10, 2022, the Company announced that it had ended its engagement with the financial advisor and terminated the process. During the process, the Company entered into an agreement to sell its Gulf Coast oil and gas properties.

On July 1, 2022, the Company closed on the sale of certain wells and related leases near the Texas Gulf Coast for cash proceeds of $43.7 million, subject to customary post-closing adjustments based on an effective date of April 1, 2022. These proceeds reduced the net book value of our full cost pool with no gain or loss recognized as the sale did not result in a significant alteration of the full cost pool. Also on July 1, 2022, the RBL Facility borrowing base was automatically reduced to $31.3 million as a result of closing the Gulf Coast properties sale.

Share Repurchase Program

In June 2022, the Company's board of directors increased the previously authorized share repurchase program to $100.0 million. The repurchases will be made through open market purchases, privately negotiated transactions, or other available means. The Company has no obligation to repurchase any shares under the repurchase program and may suspend or discontinue it at any time without prior notice. As of June 30, 2022, we had repurchased a total of 1,519,392 shares under the repurchase program at an average share price of $36.00 for an aggregate purchase price of $54.7 million. There were 9,831,169 shares of common stock outstanding as of June 30, 2022. Subsequent to June 30, 2022, we have repurchased an additional 75,000 shares under the repurchase program for an aggregate purchase price of $3.8 million.

Commodity Derivatives

Cash settlements paid on commodity derivatives totaled $32.9 million and $54.1 million during the three and six months ended June 30, 2022, respectively, compared to $6.4 million and $9.7 million for the three and six months ended June 30, 2021, respectively. The Company had net current derivative liabilities and net non-current derivative liabilities of $48.8 million and $17.2 million, respectively, as of June 30, 2022, compared to net current derivative liabilities and net non-current derivative liabilities of $40.9 million and $17.9 million, respectively, as of December 31, 2021. The following non-designated commodity hedges were outstanding as of June 30, 2022:

Term	Commodity	Contracted Volume	Weighted Average Fixed Price for Swaps	Contracted Market
Apr'22 - Dec'22	Natural gas - swap	5,000 MMBtu/day	$2.61	IF - NYMEX (HH)
Jul'22 - Feb'23	Natural gas - swap	18,765 MMBtu/day	$9.14	IF - NYMEX (HH)
Jan'23 - Dec'23	Natural gas - swap	22,000 MMBtu/day	$2.46	IF - NYMEX (HH)
Apr'22 - Dec'22	Natural gas - collar	35,000 MMBtu/day	$2.50 - $2.68	IF - NYMEX (HH)
Apr'22 - Dec'22	Crude oil - swap	2,300 Bbl/day	$42.25	WTI - NYMEX
Jul'22 - Dec'22	Crude oil - swap	596 Bbl/day	$103.98	WTI - NYMEX
Jan'23 - Feb'23	Crude oil - swap	1,339 Bbl/day	$95.40	WTI - NYMEX
Jan'23 - Dec'23	Crude oil - swap	1,300 Bbl/day	$43.60	WTI - NYMEX

Superior Distributions

Superior is expected to pay approximately $13.9 million of distributions to SP Investor Holdings, LLC in late July 2022 related to available cash generated during the three months ended June 30, 2022. These distributions are expected to reduce the remaining Drilling Commitment Adjustment Amount (as defined in the Amended and Restated Limited Liability Company Agreement) to approximately $48.2 million. As of June 30, 2022, liquidation distributions paid first to SP Investor of $353.7 million would be required for SP Investor to reach its 7% Liquidation IRR Hurdle at which point Unit would then be entitled to receive up to $353.7 million of the remaining liquidation distributions to satisfy Unit's 7% Liquidation IRR Hurdle with any remaining liquidation distributions paid as outlined within the Agreement.

Warrants

On April 7, 2022, the Company delivered notice of the initial $63.74 exercise price resulting in the warrants being exercisable for shares of the Company’s common stock and meeting the definition of an equity instrument. Accordingly, we recognized the change in the fair value of the warrant liability in our unaudited condensed consolidated statements of operations and reclassified the $49.1 million warrant liability to capital in excess of par value on the unaudited condensed consolidated balance sheets as of April 7, 2022. On or about April 25, 2022, the warrants began trading over-the-counter under the symbol "UNTCW".

About Unit Corporation

Unit Corporation is a Tulsa-based, publicly held energy company engaged through its wholly-owned subsidiaries in oil and gas production and contract drilling as well as its partial investment in natural gas gathering and processing. For more information about Unit Corporation, visit its website at http://www.unitcorp.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act. All statements, other than statements of historical facts, included in this release that address activities, events, or developments that the Company expects, believes, or anticipates will or may occur are forward-looking statements. Several risks and uncertainties could cause actual results to differ materially from these statements, including changes in commodity prices, the productive capabilities of the Company’s wells, future demand for oil and natural gas, future drilling rig utilization and dayrates, projected rate of the Company’s oil and natural gas production, the amount available to the Company for borrowings, its anticipated borrowing needs under its credit agreements, the number of wells to be drilled by the Company’s oil and natural gas segment, the potential productive capability of its prospective plays, and other factors described occasionally in the Company’s publicly available SEC reports. The Company assumes no obligation to update publicly such forward-looking statements, whether because of new information, future events, or otherwise.

Unit Corporation
Selected Financial Highlights (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30, 2022
	2022	2021	2022	2021
	(In thousands except per share amounts)
Revenues:
Oil and natural gas	$100,912	$41,970	$177,722	$96,994
Contract drilling	33,642	18,061	62,524	33,735
Gas gathering and processing	—	74,026	82,673	124,225
Total revenues	134,554	134,057	322,919	254,954
Expenses:
Operating costs:
Oil and natural gas	27,619	15,487	51,094	34,636
Contract drilling	25,763	14,080	52,000	25,951
Gas gathering and processing	—	45,056	62,388	84,719
Total operating costs	53,382	74,623	165,482	145,306
Depreciation, depletion, and amortization	5,661	16,364	16,931	33,875
General and administrative	7,421	5,751	13,947	12,920
Gain on disposition of assets	(2,066)	(1,710)	(4,241)	(2,182)
Total operating expenses	64,398	95,028	192,119	189,919
Income from operations	70,156	39,029	130,800	65,035
Other income (expense):
Interest, net	(97)	(487)	(371)	(3,193)
Gain (loss) on derivatives	2,609	(42,400)	(61,467)	(65,231)
Gain (loss) on change in fair value of warrants	7,289	(3,574)	(29,323)	(3,574)
Loss on deconsolidation of Superior	—	—	(13,141)	—
Reorganization items, net	(39)	(1,852)	(42)	(2,988)
Other, net	175	(831)	932	(755)
Total other income (expense)	9,937	(49,144)	(103,412)	(75,741)
Income (loss) before income taxes	80,093	(10,115)	27,388	(10,706)
Income tax expense (benefit):
Current	—	—	—	—
Deferred	—	—	—	—
Total income taxes	—	—	—	—
Net income (loss)	80,093	(10,115)	27,388	(10,706)
Net income (loss) attributable to non-controlling interest	—	2,879	(5,828)	4,225
Net income (loss) attributable to Unit Corporation	$80,093	$(12,994)	$33,216	$(14,931)
Net income (loss) attributable to Unit Corporation per common share:
Basic	$7.99	$(1.09)	$3.31	$(1.25)
Diluted	$7.82	$(1.09)	$3.25	$(1.25)

Unit Corporation
Selected Financial Highlights (Unaudited) - Continued

	June 30, 2022	December 31, 2021
Balance Sheet Data:	(In thousands)
Cash and cash equivalents	$115,628	$64,140
Current assets	$187,363	$156,930
Total assets	$422,392	$629,477
Current liabilities	$107,564	$151,138
Long-term debt	$—	$19,200
Other long-term liabilities and non-current derivative liability	$54,460	$59,471
Total shareholders’ equity attributable to Unit Corporation	$260,368	$187,397

Unit Corporation
Selected Financial Highlights (Unaudited) - Continued

	Three Months Ended June 30, 2022
	Oil and Natural Gas	Contract Drilling	Mid-Stream	Corporate and Other	Eliminations	Total Consolidated
	(In thousands)
Revenues:
Oil and natural gas	$100,896	$—	$—	$—	$16	$100,912
Contract drilling	—	33,642	—	—	—	33,642
Total revenues	100,896	33,642	—	—	16	134,554
Expenses:
Operating costs:
Oil and natural gas	27,603	—	—	—	16	27,619
Contract drilling	—	25,763	—	—	—	25,763
Total operating costs	27,603	25,763	—	—	16	53,382
Depreciation, depletion, and amortization	4,027	1,558	—	76	—	5,661
Total expenses	31,630	27,321	—	76	16	59,043
General and administrative	—	—	—	7,421	—	7,421
Gain on disposition of assets	(25)	(2,041)	—	—	—	(2,066)
Income (loss) from operations	69,291	8,362	—	(7,497)	—	70,156
Gain on derivatives	—	—	—	2,609	—	2,609
Gain on change in fair value of warrants	—	—	—	7,289	—	7,289
Reorganization items, net	—	—	—	(39)	—	(39)
Interest, net	—	—	—	(97)	—	(97)
Other	13	9	—	153	—	175
Income before income taxes	$69,304	$8,371	$—	$2,418	$—	$80,093

Capital expenditures	$1,753	$3,225	$—	$44	$—	$5,022

Unit Corporation
Selected Financial Highlights (Unaudited) - Continued

	Six Months Ended June 30, 2022
	Oil and Natural Gas	Contract Drilling	Mid-Stream (1)	Corporate and Other	Eliminations (1)	Total Consolidated
	(In thousands)
Revenues: (1)
Oil and natural gas	$188,478	$—	$—	$—	$(10,756)	$177,722
Contract drilling	—	62,524	—	—	—	62,524
Gas gathering and processing	—	—	83,198	—	(525)	82,673
Total revenues	188,478	62,524	83,198	—	(11,281)	322,919
Expenses:
Operating costs:
Oil and natural gas	51,603	—	—	—	(509)	51,094
Contract drilling	—	52,000	—	—	—	52,000
Gas gathering and processing	—	—	73,771	—	(11,383)	62,388
Total operating costs	51,603	52,000	73,771	—	(11,892)	165,482
Depreciation, depletion, and amortization	8,075	3,092	5,614	150	—	16,931
Total expenses	59,678	55,092	79,385	150	(11,892)	182,413
General and administrative	—	—	—	13,336	611	13,947
(Gain) loss on disposition of assets	(79)	(4,165)	—	3	—	(4,241)
Income (loss) from operations	128,879	11,597	3,813	(13,489)	—	130,800
Loss on derivatives	—	—	—	(61,467)	—	(61,467)
Loss on change in fair value of warrants	—	—	—	(29,323)	—	(29,323)
Loss on deconsolidation of Superior	—	—	—	(13,141)	—	(13,141)
Reorganization items, net	—	—	—	(42)	—	(42)
Interest, net	—	—	(179)	(192)	—	(371)
Other	721	28	17	166	—	932
Income (loss) before income taxes	$129,600	$11,625	$3,651	$(117,488)	$—	$27,388

Capital expenditures	$8,199	$4,232	$1,167	$49	$—	$13,647
1.Includes Superior activity for the two months prior to the March 1, 2022 deconsolidation of Superior.